ALPINE AIR EXPRESS, INC. ANNOUNCES PLAN TO VOLUNTARILY DEREGISTER ITS COMMON STOCK

July 25, 2011

FOR IMMEDIATE RELEASE

Provo, Utah  – Alpine Air Express, Inc. (OTCBB:APNX) today announced it is filing a Schedule 13E-3 and related Information Statement with the Securities and Exchange Commission in connection with a proposed transaction that is intended to result in the termination of the registration of the Company’s common stock under the federal securities laws. The transaction will involve a 1-for-2,000 reverse split of the issued and outstanding shares of common stock followed by the purchase of fractional shares held by shareholders holding less than one whole share following the reverse split.  As a result, shareholders owning fewer than 2,000 shares of the Company’s common stock on a pre-split basis at the close of business on the record date will no longer be shareholders of the Company thereby reducing the Company’s number of record shareholders below 300. Following the reverse split and purchase of fractional shares, the Company will effect a 2,000-for-1 forward split of its issued and outstanding shares of common stock. The net result will be that all shareholders owning at least 2,000 shares before the reverse split will own the same number of shares after the forward split. If the transaction is completed, the Company will file a form with the SEC to terminate its reporting obligations which will be permitted once the Company has fewer than 300 shareholders.  Accordingly, the Company will no longer be required to file reports with the SEC, including quarterly and annual reports. As a result of no longer filing reports with the SEC, the Company’s common stock will no longer be eligible for quotation on the OTC Bulletin Board.  The Company’s common stock may continue to be quoted in the Pink Sheets by broker-dealers.

“After careful consideration, our Board of Directors and a Special Committee of the Board concluded that the costs associated with our being a public reporting company are not justified by the benefits,” stated Chief Executive Officer Eugene Mallette. “Given costs associated with maintaining our reporting status is considerable, both from a financial and strategic standpoint, our Board of Directors and a Special Committee of our Board believed these costs were not justified given the limited benefits to the Company of maintaining our reporting status.”

Alpine Air’s Board of Directors, upon recommendation by the Special Committee and the receipt of an independent valuation, has approved a 1-for-2,000 reverse split of the Company’s common stock and subsequent purchase of fractional shares created by the reverse split, such that shareholders owning less than one whole share following the reverse split will receive cash in lieu of fractional interests in the amount equal to $0.16482 per share for each pre-split share that becomes a fractional interest.  Shareholders owning 2,000 or more shares of our common stock on a pre-split basis on the record date will not be entitled to receive cash in lieu of whole or fractional shares of our common stock resulting from the reverse split.

The consummation of the proposed transaction is subject to a number of conditions, including the completion of various filings with the SEC. The Company is proceeding with the necessary filings with the SEC.

About Alpine Air Express, Inc.:

Founded in 1972, Alpine Aviation, Inc., d/b/a Alpine Air, a wholly owned subsidiary of Alpine Air Express Inc., provides air cargo transportation services in the Western United States. In addition to air cargo transportation, the Company flies charters for other cargo carriers, provides maintenance service on aircraft owned and operated by third parties, leases aircraft, and operates a First Officer Training Program.

This press release may contain forward-looking statements including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, changes in anticipated earnings of the Company and other factors detailed in the company's filings with the SEC. In addition, the factors underlying company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

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